Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated May 24, 2012, on the financial statements and financial highlights of Pioneer Fundamental
Growth Fund (one of the series constituting the Pioneer Series Trust X) included in the Annual Report to the Shareowners for the year ended
March 31, 2012 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 24 to the Registration Statement
(Form N-1A, No. 811-21108) of Pioneer Series Trust X.



/s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 24, 2012